SOFTWARE DEVELOPMENT AGREEMENT

This Software Development Agreement ("Agreement") is made and effective this January 26th, 2000 by and between BentleyTel.com Inc., a Nevada corporation with
------------------
offices at 4675 MacArthur Court, Suite 420, Newport Beach, CA herein represented by its President Jonathon Bentley-Stevens ("Co-Developer")

                                       AND

Data Exchange Inc (Texas) corporation with offices at 1202 West Executive Drive,
-------------------------------
Richardson, TX herein represented by its Chief Executive Officer Ken Heffner ("Owner").

NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.     Duties  and  Responsibilities.
       -----------------------------
Co-Developer shall serve as a contractor of Owner and shall design, develop, and implement application software (the "Software") according to the functional specifications and related information, if any, attached hereto as Exhibit A and incorporated herein by this reference (the "Specifications") and as more fully set forth in this Agreement Co-Developer acknowledges that it has been
                                --------------------------
contracted for this specific task, and that it shall report all findings and make all recommendations and adaptations options in conjunction directly to the management of Owner. The Software, including all versions in either source code or object code form, shall be updated and delivered to Owner as requested by Owner.

2.     Ownership  of  Software.
       -----------------------
Co-Developer agrees that the development of the Software is work made for hire" within the meaning of the Copyright Act of 1976, as amended, and that the Software shall be the sole property of Owner. Co-Developer hereby recognizes the Owners right, title and interest in and to the Software and any and all related patents, patent applications, copyrights, copyright applications, trademarks and trade names in the United States and elsewhere. Co-Developer will keep and maintain adequate and current written records with respect to the Software (in the form of notes, sketches, drawings, code comments, and as may otherwise be specified by Owner), which records shall be available to and remain the sole property of Owner at all times. All versions of the Software shall contain Owners conspicuous notice of copyright. Co-Developer will assist Owner in obtaining and enforcing patent, copyright and other forms of legal protection for the Software in any country. Upon request, Co-Developer will sign all applications, assignments, instruments and papers and perform all acts necessary or desired by Owner to assign the Software fully and completely to Owner and to enable Owner, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages thereof.

3.     Compensation.
       ------------
Owner shall compensate Co-Developer by granting certain marketing rights to its products(s) as outlined in the Software Distribution Agreement, with the exception of written adjustments which will be an addendum or addendums to this contract executed by both parties from time to time.

4.     Independent  Contractor.
       -----------------------
Co-Developer is acting as an independent contractor with respect to the services provided to Owner. Neither Co-Developer nor the employees of the Co-Developer performing services for Owner will be considered employees or agents of Owner. Owner will not be responsible for Co Developer's acts or the acts of Co-Developer's employees while performing services under this Agreement. This Agreement shall be constructed as part of joint venture, partnership or principal-agent relationship between the parties.

5.     Development  Staff-Monitoring.
       -----------------------------
A. Co-Developer will utilize employees and/or contractors capable of designing and implementing the Software to be developed hereunder. All work shall be performed in a professional and workmanlike manner. Co-Developer shall arrange for such employees and/or contractors, if any, to execute and deliver any document or instrument reasonably requested by Owner to reflect Owner's ownership of the Software or in connection with any application for patent or copyright.

B. Owner shall have the right to reasonably observe and monitor all aspects of the performance by Co-Developer of its obligations hereunder and Co-Developer shall use reasonable efforts to facilitate such observation and monitoring. Information, functions and operations of Co Developer not directly related to its obligations hereunder shall not be subject to observation and monitoring.

6.  Change  in  Specifications.
    --------------------------
Owner may, in its sole discretion, request that changes be made to the Specifications, or other aspects of the Agreement and tasks associated with this Agreement. If Owner requests such a change, Co-Developer will use its best efforts to implement the requested change at no additional expense to Owner and without delaying delivery of the Software. In the event that the proposed change will, in the reasonable opinion of Co-Developer, require a delay in delivery of the Software or would result in additional expense to Owner, then Owner and Co-Developer shall confer and Owner shall, in its discretion, elect either to withdraw its proposed change or require Co-Developer to deliver the Software with the proposed change and subject to the delay and/or additional expense.

7.  Confidentiality.
    ---------------
A. Co-Developer acknowledges that all material and information supplied by Owner which has or will come into Co-Developer's possession or knowledge of Co-Developer in connection with its performance hereunder, is to be considered Owner's confidential and proprietary information (the "Confidential Information"). By way of illustration, but not as a limitation, Confidential Information includes the Software, trade secrets, processes, data, know-how, program codes, documentation, flowcharts, algorithms, marketing plans, forecasts, unpublished financial statements, budgets, licenses, prices, costs, and employee and customer lists. Co-Developer's undertakings and obligations under this Section will not apply, however, to any Confidential Information which: (i) is or becomes generally known to the public through no action on Co Developer's part, (ii) is generally disclosed to third parties by Owner without restriction on such third parties, or (iii) is approved for release by written authorization of Owner. Upon termination of this Agreement or at any other time upon request, Co-Developer will promptly deliver to Owner all notes, memoranda, notebooks. drawings, records, reports, files, documented source codes and other documents (and all copies or reproductions of such materials) in its possession or under its control, whether prepared by Co-Developer or others, which contain Confidential Information. Co-Developer acknowledges that Confidential

Information is the sole property of Owner. Co-Developer agrees that disclosure of such information to, or use by, third parties, either during or after this Agreement, will cause Owner irreparable damage. Co-Developer agrees to use best efforts to hold Confidential Information in the strictest confidence, not to make use of it other than for the performance of its obligations hereunder, to release it only to the Co Developer's employees or contractors with a need to know such information and not to release or disclose it to any other party. Co-Developer further agrees not to release such information to any employee or contractor who has not signed a written agreement between Co-Developer and the employee expressly binding the employee not to use or disclose the Confidential Information, except as expressly permitted herein. Owner shall be listed as a third-party beneficiary of any such agreement. Co-Developer will notify Owner in writing of any circumstances within its knowledge relating to any unauthorized possession, use. or knowledge of such Confidential Information. At any time, upon. request, the Co-Developer will return any such information within its possession to Owner.

B. Co-Developer acknowledges that Owner's purpose in pursuing the development of the Software is to gain a significant competitive advantage over competitors operating without such Software and that such advantage will be jeopardized if such competitors learn of Owner's negotiations with Co-Developer or the performance by Co-Developer of its obligations hereunder. Accordingly, Co-Developer agrees to keep such negotiations and performance of its obligations hereunder strictly confidential and not to disclose any information to any third party or entity without the prior written permission of Owner. In no event, shall Co-Developer or any of its employees Owner as a reference in marketing Co-Developer's services to any third party or entity without Owner's prior written permission.

9.  Warranties.
    ----------
A. Co-Developer warrants that for the period of this Software Development Agreement, the Software will operate substantially according to the Specifications. In the event of any breach of the warranty in this Section 9. A., in addition to any other remedy to which Owner may be entitled, Co-Developer shall take all action necessary in conjunction with the Owner to cause the Software to operate according to the warranty.

10.  Term  and  Termination.
     ----------------------
A. This Agreement shall commence upon the effective date and continue until all of the obligations of the parties have been performed or until earlier terminated as provided herein.

B. Co-Developer's appointment as consultant pursuant to this Agreement and this Agreement shall terminate upon the occurrence of any of the following events:

(i) In the event either party defaults in any material obligation owed to the other party pursuant to this Agreement, then this Agreement may be terminated if the default is not cured least thirty (30) day's' written notice to the defaulting party.

(ii) Either party is bankrupt or insolvent, or bankruptcy or insolvency proceedings are instituted against a party and the proceeding is not dismissed within sixty (60) days after commencement.

C. Section 2, Ownership of Software, and Section 7, Confidentiality, shall survive the expiration or termination of this Agreement

11.  Notices.
     -------
All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when mailed by certified or registered mail, postage prepaid, or by commercial overnight delivery service addressed as follows.

     If to Owner to:
                    Data  Exchange,  Inc.
                    1202  West  Executive  Drive
                    Richardson,  TX  75081


     If to Co-Developer to:
                    Bentley  Telecom,  Inc.
                    4675  MacArthur  Court,  Suite  420
                    Newport  Beach,  CA  92660

Or  to  such  other  address  as  identified by a party to the other in writing.

12.  No  Waiver.
     ----------
The failure of a party to require strict performance of any provision of this Agreement by the other, or the forbearance to exercise any right or remedy, shall not be construed as a waiver by such party of any such right or remedy or preclude any other or further exercise thereof or the exercise of any other right or remedy.

13.  Assignment.
     ----------
The rights, duties and privileges of Co-Developer shall not be transferred or assigned by it, in whole or in part, without the prior written consent of Owner.

14.  Entire  Agreement.
     -----------------
This Agreement constitutes the entire agreement between parties as to the subject matter hereof and supersedes all prior understandings or agreements whether oral or written. This Agreement may be modified only be written instrument signed by the parties hereto.

15.  Successors.
     ----------
This Agreement shall be binding upon and insure to the benefit of the successors and permitted assigns of the parties hereto.

16.  Severability.
     ------------
If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

17.  Govern  in  Law.
     ---------------
The terms of this Agreement shall be construed and enforced under the laws of the State of Texas.

18.  Headlines.
     ---------
The headings used in this Agreement are for convenience construction or interpretation.

IN WITNESS WHEREOF, the parties have executed this representatives on the dates below written.




Data  Exchange  Inc.                         BentleyTel.com  Inc.
1202  West  Executive  Drive                 4675  MacArthur  Court,  Suite  420
Richardson,  TX  75081                       Newport  Beach,  CA  92660



By:                                          By:


/s/  Ken  Heffner                            /s/  Jonathon  Bentley-Stevens
Ken  Heffner                                 Jonathon  Bentley-Stevens
Chief  Executive  Officer                    President


And                                         And


/s/  Michael  Heffner                       /s/  Regina  Peralta
Michael  Heffner                            Regina  Peralta
Chief  Technical  Officer                   Executive  Vice  President